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                     SERVICE CORPORATION INTERNATIONAL         Exhibit 12.1
                    RATIO OF EARNINGS TO FIXED CHARGES

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                                                 Six Months Ended June 30,
                                                      1997       1996
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(Thousands, except ratio amounts)

Pretax income from continuing operations.........    $326,814    $210,791

Undistributed  income  of less  than 50%
 owned  equity  investees........................      (2,049)     (3,222)
Minority interest in income of majority owned
 subsidiaries with fixed charges.................         125         395
Add fixed charges as adjusted (from below).......      86,524      88,063
                                                     --------    --------
                                                     $411,414    $296,027
                                                     --------    --------

Fixed charges:
      Interest expense:
        Corporate................................    $ 66,762    $ 66,215
        Financial services.......................       3,719       5,450
        Capitalized..............................       1,704         994
      Amortization of debt costs.................         869         716
      1/3 of rental expense......................      10,792      10,291
      Dividends on convertible preferred stock
        of subsidiary............................       4,382       5,391
Fixed charges....................................      88,228      89,057
                                                     --------    --------
      Less: Capitalized interest.................      (1,704)       (994)
                                                     --------    --------
Fixed charges as adjusted........................    $ 86,524    $ 88,063
                                                     ========    ========

Ratio (earnings divided by fixed charges)........        4.66        3.32
                                                     ========    ========
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